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                                                                      EXHIBIT 12



                     NORAM ENERGY CORP. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands of dollars)

                                                 1996              1995            1994              1993          1992
                                              ----------       ----------      ----------        ----------    ----------
Income from continuing operations
  as set forth in Consolidated
  Statement of Income                         $   95,138       $   65,529      $   51,291        $   39,935    $    6,227

Add back:
  Provision for income taxes                      66,352           55,379          34,372            46,481        12,516

Less:
  Non-utility interest capitalized                     0                0               0                 0             0
                                              ----------       ----------      ----------        ----------    ----------
                                                 161,490          120,908          85,663            86,416        18,743
                                              ----------       ----------      ----------        ----------    ----------

Fixed charges (from continuing
  operations):
    Interest                                     130,592          155,584         167,384           169,857       182,453

    Amortization of debt discount
      and expense                                  3,582            3,483           3,312             3,421         4,450

    Portion of rents considered to
      represent an interest factor                10,083           16,215          11,292            10,402         7,704
                                              ----------       ----------      ----------        ----------    ----------
      Total fixed charges                        144,257          175,282         181,988           183,680       194,607
                                              ----------       ----------      ----------        ----------    ----------
Earnings                                      $  305,747       $  296,190      $  267,651        $  270,096    $  213,350
                                              ==========       ==========      ==========        ==========    ==========
Ratio of earnings to fixed charges                  2.12             1.69            1.47              1.47          1.10
                                              ==========       ==========      ==========        ==========    ==========

    Interest Expense Reconciliation:
      Interest expense above                  $  130,592       $  155,584      $  167,384        $  169,857    $  182,453
      Amort. of Debt Disc. & Exp.                  3,582            3,483           3,312             3,421         4,450
      AFUDC                                       (1,617)          (1,108)         (1,331)             (871)       (1,675)
                                              ----------       ----------      ----------        ----------    ----------
      Interest expense per financials         $  132,557       $  157,959      $  169,365        $  172,407    $  185,228
                                              ==========       ==========      ==========        ==========    ==========

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